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Exhibit 99

Contact:
Frank Ryan (508) 967-7038
Ed Pignone (508) 967-4912



                WANG PLANS TO REPURCHASE OUTSTANDING 11 PERCENT
                                PREFERRED STOCK

        Billerica, Mass. (January 23, 1996) -- Wang (NASDAQ:WANG) announced today that it has reached an agreement to repurchase and retire all of the outstanding shares of its 11 Percent Exchangeable Preferred Stock, at par, for approximately $73 million in cash.
                The retirement of the Exchangeable Preferred Stock will result in a one-time charge reflecting the difference between the repurchase value and the carrying value of the securities. This will not impact net income, but will reduce the amount of net income applicable to common stockholders and earnings per share.
        Wang intends to fund the repurchase with proceeds from a new Convertible Preferred Stock offering to be issued under Rule 144A. The Convertible Preferred Stock will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
        Wang is a recognized world leader in workflow, integrated imaging, document management, and network storage management software for client/server open systems and a major worldwide provider of integration and support services for office software and networks.
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